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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willis Lease Finance Corporation:

        We consent to use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report on the consolidated financial statements dated March 18, 2005, except for Note 2(a) as to which the date is July 27, 2005 and Note 2(b) as to which the date is November 18, 2005 contains an explanatory paragraph that states that the Company has restated the accompanying consolidated financial statements to reclassify net gain on debt prepayment in the consolidated statements of income for the year ended December 31, 2002, and to reclassify restricted cash in the consolidated balance sheets as of December 31, 2004 and December 31, 2003, and the consolidated statements of cash flows for each of the years in the three year period ended December 31, 2004. As described in Note 2(b) to the consolidated financial statements, the Company has restated the accompanying consolidated financial statements to reflect the change in fair value of various interest rate derivative transactions from comprehensive income to the income statement because of deficiencies in documentation and application of hedge accounting in all periods presented.

KPMG LLP
San Francisco, California
December 19, 2005

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Consent of Independent Registered Public Accounting Firm